Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces Outstanding Third Quarter 2026 Results

LANSING, Mich. — November 3, 2026 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced its financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Key Highlights

▪Record retail annuity sales1 of $6.5 billion, up 22% from the third quarter of 2025, including record registered index-linked annuity (RILA) sales of $3.0 billion, up 44% from the third quarter of 2025
–Variable annuity (VA) sales1 of $2.8 billion were down 3% from the third quarter of 2025
–Fixed annuity (FA) and fixed index annuity (FIA) sales of $796 million, up 79% from the third quarter of 2025, driven by our Jackson Income Assurance℠ Suite
▪Robust spread product sales are supported by capabilities added at PPM America, Inc. (PPM), our asset management subsidiary, that broaden the range of assets we can source, as well as our strategic partnership with TPG Inc. (TPG). The growth in Jackson’s general account, combined with a focus on growing PPM’s third-party business, contributed to a 13% increase in PPM’s assets under management (AUM) from the third quarter of 2025, to nearly $102 billion.
▪Net income attributable to Jackson Financial Inc. common shareholders of $847 million, or $12.37 per diluted share in the third quarter of 2026, compared to $65 million, or $0.92 per diluted share in the third quarter of 2025
▪Adjusted operating earnings2 of $517 million, or $7.55 per diluted share in the third quarter of 2026, compared to $433 million, or $6.16 per diluted share in the third quarter of 2025, primarily reflecting higher spread income from growth in average spread block AUM and a reduced share count due to repurchases
▪Adjusted operating earnings per diluted share excluding notable items3 of $7.67 in the third quarter of 2026, up from $5.98 in the third quarter of 2025
▪Robust capital position at the operating company, with total adjusted capital of $5.9 billion as of September 30, 2026, and an estimated risk-based capital (RBC) ratio at Jackson National Life Insurance Company (JNL) of 524%
▪Free capital generation of $281 million in the third quarter of 2026, after reflecting the increased capital requirement supporting strong new sales growth
▪Jackson Financial Inc. (Parent Company only) net cash provided by (used in) operating activities of $6 million in the third quarter of 2026, compared to $22 million in the third quarter of 2025
▪Free cash flow2 of $275 million in the third quarter of 2026 reflecting distributions from our operating company of $325 million
▪Returned $291 million to common shareholders in the third quarter of 2026, up 39% from the third quarter of 2025, with $230 million of common share repurchases and $61 million in common dividends
▪Cash and highly liquid securities at the holding company of nearly $1.4 billion as of September 30, 2026, well above our targeted $325 million minimum liquidity buffer
▪Received Board approval for a $1 billion increase to the existing common share repurchase authorization
1 Excludes certain internal exchanges
2 For the reconciliation of non-GAAP measures to the most comparable U.S. GAAP measures, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release
3 See the Appendix for a reconciliation related to notable items

Don Cummings, Chief Executive Officer and President of Jackson, stated, “Our third quarter results reflect the strength of our business and consistent execution against our strategy. We grew adjusted operating earnings per share, while delivering record retail annuity sales, up 22% year over year. Our distribution reach will be further enhanced by our recent announcement that Jackson has been named the exclusive provider of annuities for AARP members through the AARP® Annuity Program from Jackson®. Through this program, a distinct set of Jackson annuities will be available directly to millions of AARP members, helping them pursue long-term financial stability. Our spread business continues to perform well, driven by our broad, flexible product lineup, the enhanced capabilities of PPM, and our growing partnership with TPG. Our robust in-force book of business delivered substantial progress toward our financial targets, with $281 million of free capital generation in the third quarter, $291 million of capital return to common shareholders, and healthy levels of excess cash at the holding company. We believe we are well positioned for the future and remain committed to helping Americans achieve financial freedom for life.”

Consolidated Third Quarter 2026 Results

The Company reported net income attributable to Jackson Financial Inc. common shareholders of $847 million, or $12.37 per diluted share for the three months ended September 30, 2026, compared to $65 million, or $0.92 per diluted share for the three months ended September 30, 2025. Third quarter net income included a more favorable net hedging result versus the prior year’s third quarter. The third quarter of 2026 also included a $337 million gain from business reinsured to third parties, while the prior year’s third quarter reported a loss of $176 million. The results of reinsured business can differ significantly from quarter to quarter; however, these results do not impact our statutory capital or free cash flow and have a minimal net impact on shareholders’ equity because of the offset from related changes in accumulated other comprehensive income (AOCI). We believe the non-GAAP measure of adjusted operating earnings better represents the underlying performance of our business as adjusted operating earnings exclude, among other things, changes in the fair value of derivative instruments and market risk benefits tied to market movements.

Adjusted operating earnings for the three months ended September 30, 2026, were $517 million, or $7.55 per diluted share, compared to $433 million or $6.16 per diluted share for the three months ended September 30, 2025. The current quarter per share amount reflected higher spread income from growth in average spread block AUM and a reduced share count due to share repurchases.

Total common shareholders’ equity was $7.9 billion or $117.72 per diluted share as of September 30, 2026, compared to $9.4 billion or $138.17 per diluted share as of December 31, 2025. Adjusted book value attributed to common shareholders4 was $11.1 billion or $164.47 per diluted share as of September 30, 2026, compared to $10.6 billion or $155.78 per diluted share as of December 31, 2025. The per share increase was primarily driven by year-to-date adjusted operating earnings of $1.4 billion, partially offset by capital return during the first nine months of the year. Return on equity attributable to common shareholders for the nine months ended September 30, 2026 and 2025, was 15.7% and 2.7%, respectively. Adjusted operating return on equity attributable to common shareholders4 for the nine months ended September 30, 2026, was 17.3%, up from 14.0% in the comparable period in the prior year.

4 For the reconciliation of non-GAAP measures to the most comparable U.S. GAAP measures, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

Segment Results – Pretax Adjusted Operating Earnings5

	Three Months Ended
(in millions)	September 30, 2026	September 30, 2025
Retail Annuities	$638	$494
Institutional Products	23	31
Closed Life and Annuity Blocks	(3)	15
Corporate and Other	(46)	(35)
Total[5]	$612	$505

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $638 million in the third quarter of 2026, compared to $494 million in the third quarter of 2025. The current quarter results primarily reflect higher spread income resulting from growth in average RILA and FIA AUM.

Total retail annuity sales6 of $6.5 billion in the third quarter of 2026 were up from $5.4 billion in the third quarter of 2025. VA sales6 of $2.8 billion in the third quarter were down slightly from $2.9 billion in the third quarter of 2025. Record RILA sales of $3.0 billion in the third quarter were up from $2.1 billion in the third quarter of 2025. FA and FIA sales in the third quarter of $796 million were up from $444 million in the third quarter of 2025.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $23 million in the third quarter of 2026, compared to $31 million in the third quarter of 2025, reflecting lower spread income. The segment reported sales of $755 million in the quarter, compared to $1.0 billion in the third quarter of 2025. This level of sales reflects continued demand for spread lending and our disciplined, opportunistic approach to the institutional market.

Net flows were $648 million in the third quarter of 2026, and total account value of $11.4 billion was up from $10.9 billion in the third quarter of 2025.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported pretax adjusted operating income (loss) of $(3) million in the third quarter of 2026, compared to $15 million in the third quarter of 2025, primarily reflecting lower limited partnership income, partially offset by decreases in reserves from the runoff of in-force business.

Corporate and Other

Corporate and Other reported a pretax adjusted operating (loss) of $(46) million in the third quarter of 2026, compared to $(35) million in the third quarter of 2025, primarily reflecting higher interest expense.

Corporate and Other also includes the results of PPM, which has experienced 13% growth in AUM from the third quarter of 2025. AUM as of September 30, 2026 was $101.8 billion, up from $90.1 billion as of September 30, 2025, driven by growth in Jackson’s general account due to RILA, FA, FIA and Institutional product sales, and growth in third-party AUM.

5 See reconciliation of Total Pretax Adjusted Operating Earnings, a non-GAAP financial measure, to Net Income in the Appendix to this release.
6 Excludes certain internal exchanges

Capitalization and Liquidity

(Unaudited, in billions)	September 30, 2026	June 30, 2026
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$5.9	$5.8
Statutory TAC at JNL was $5.9 billion as of September 30, 2026, up from $5.8 billion as of June 30, 2026. TAC was supported by strong earnings on in-force business, partially offset by a $325 million distribution to JNL’s parent during the third quarter of 2026 and the related reduction in deferred tax asset admissibility. JNL’s estimated RBC ratio was 524% as of September 30, 2026, down from the second quarter of 2026 due to an increase in estimated company action level required capital, primarily due to strong levels of new business. After reflecting the required capital required to support new business, free capital generation in the third quarter was $281 million. Holding company free cash flow totaled $275 million in the third quarter of 2026 reflecting the $325 million distribution from the operating company.

Cash and highly liquid securities at the holding company totaled nearly $1.4 billion as of September 30, 2026, well above our targeted minimum liquidity buffer of $325 million.

Earnings Conference Call

Jackson will host a conference call on Wednesday, November 4, 2026, at 10 a.m. ET to review the third quarter results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the webcast, click here.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this release not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “expect,” “believe,” “anticipate,” “plan,” “predict,” “remain,” “future,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance, and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied. Other factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the U.S. Securities and Exchange Commission (the SEC) on February 24, 2026, and elsewhere in the Company’s reports filed with the SEC. Except as required by law, Jackson Financial Inc. does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-GAAP financial measures provide useful information to investors in measuring the financial performance and condition of its business, investors are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Financial Measures” Appendix of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital” and “statutory admitted assets.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Michigan Department of Insurance and Financial Services and are available in the investor relations section of the Company’s website at investors.jackson.com/financials/statutory-filings.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Through our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences, we strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

*SQM (Service Quality Measurement Group) Call Center Awards Program for 2004 and 2006-2025. (Criteria used for Call Center World Class FCR Certification is 80% or higher of customers getting their contact resolved on the first call to the call center (FCR) for three consecutive months or more.)

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

WEBSITE INFORMATION
Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the third quarter results. We routinely use our investor relations website as a primary channel for disclosing key information to our investors. We may use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, filings with the SEC, public conference calls, presentations, and webcasts. We and certain of our senior executives may also use social media channels to communicate with our investors and the public about our Company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website, our social media channels, or our executives’ social media channels is not incorporated by reference into and is not part of this release.

Investor Relations Contact:
Andrew Campbell
investorrelations@jackson.com

Media Contact:
Amanda Chaney
mediarelations@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with U.S. GAAP, we use and report selected non-GAAP financial measures. Management believes the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax, non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

Free Cash Flow

Free cash flow is Jackson Financial Inc. (Parent Company only) net cash provided by (used in) operating activities less preferred stock dividends and capital contributions to PPM or other subsidiaries, plus the return of capital from our subsidiaries. Equity issuances used to fund subsidiaries are included in free cash flows, resulting in a net zero impact through the offsetting capital contribution to subsidiaries. Free cash flow should not be used as a substitute for JFI’s (Parent Company only) net cash provided by (used in) operating activities calculated in accordance with U.S. GAAP. However, we believe these adjustments are useful to gaining an understanding of our overall available cash flow at JFI for return of capital to common shareholders and other corporate initiatives.

For additional detail on the non-GAAP financial measures, please refer to the supplement relating to the third quarter ended September 30, 2026, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to Net Income (loss) attributable to Jackson Financial Inc. common shareholders, the most comparable U.S. GAAP measure.

U.S. GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended
(in millions, except share and per share data)	September 30, 2026	September 30, 2025
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$847	$65
Add: dividends on preferred stock	11	11
Add: income tax expense (benefit)	130	(19)
Pretax income (loss) attributable to Jackson Financial Inc.	988	57
Non-operating adjustments – (income) loss:
Guaranteed benefits and hedging results:
Fees attributable to guarantee benefit reserves	(760)	(765)
Net (gains) losses on hedging instruments	1,682	14
Market risk benefits (gains) losses, net	(1,071)	(226)
Net reserve and embedded derivative movements	(64)	1,160
Total net hedging results	(213)	183
Amortization of DAC associated with non-operating items at date of transition to LDTI[1]	116	125
Actuarial assumption updates and model enhancements	—	—
Net realized investment (gains) losses	60	1
Net realized investment (gains) losses on funds withheld assets	(166)	379
Net investment income on funds withheld assets	(171)	(203)
Other items	(2)	(37)
Total non-operating adjustments	(376)	448
Pretax adjusted operating earnings	612	505
Less: operating income tax expense (benefit)	84	61
Adjusted operating earnings before dividends on preferred stock	528	444
Less: dividends on preferred stock	11	11
Adjusted operating earnings	$517	$433

Weighted Average diluted shares outstanding	68,464,827	70,279,275
Net income (loss) per diluted share	$12.37	$0.92
Adjusted Operating Earnings per diluted share	$7.55	$6.16

1LDTI - Adoption of FASB issued ASU 2018-12 “Targeted Improvements to the Accounting for Long Duration Contracts”.

Adjusted Earnings Per Share, Excluding Notables and Taxes

	Three Months Ended
(in millions, except per share amounts)	September 30, 2026	September 30, 2025
Adjusted operating earnings	$517	$433
Add: (Out performance)/under performance from limited partnership income	16	3
Add: Impact from effective tax rate versus a 15% tax rate guidance	(8)	(16)
Adjusted Operating Earnings exclude notable items and taxes	$525	$420

Adjusted Operating Earnings per common share (diluted), excluding notable items and taxes	$7.67	$5.98

The following is a reconciliation of Jackson Financial (Parent Company only) net cash provided by (used in) operating activities, the most comparable U.S. GAAP measure, to Free Cash Flow:

	Three Months Ended
(in millions)	September 30, 2026	September 30, 2025
Jackson Financial Inc. (Parent Company Only) Net cash provided by (used in) operating activities	$6	$22

Adjustments from net cash provided by operating activities to free cash flow:
Capital distributions from subsidiaries	280	205
Dividends on preferred stock	(11)	(11)
Total adjustments	269	194
Free cash flow	$275	$216

Free Cash Flow Comprised of:
Capital distributions from subsidiaries	280	205
Interest on surplus notes from subsidiary	45	45
Cash distributed to JFI	325	250

Parent company expenses	(45)	(33)
Net investment income and other income	14	8
Other, net	(19)	(9)
JFI expenses and other, net	(50)	(34)

Free cash flow	$275	$216

Adjusted Book Value Attributable to Common Shareholders

Adjusted Book Value Attributable to Common Shareholders excludes Preferred Stock and Accumulated Other Comprehensive Income (Loss) (AOCI) attributable to Jackson Financial Inc. (JFI), which does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on the Adjusted Book Value of JFI. We exclude AOCI attributable to JFI from Adjusted Book Value Attributable to Common Shareholders because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to JFI is more useful to investors in analyzing trends in our business because it removes those short-term fluctuations.

(in millions)	September 30, 2026	December 31, 2025
Total shareholders’ equity	$8,481	$9,953
Less: Preferred equity	533	533
Total common shareholders’ equity	7,948	9,420
Adjustments to total common shareholders’ equity:
Exclude Accumulated Other Comprehensive (Income) Loss attributable to Jackson Financial Inc.	3,157	1,201
Adjusted Book Value Attributable to Common Shareholders	$11,105	$10,621

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2026	2025
(in millions, except share and per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $4 and $11 at September 30, 2026 and December 31, 2025, respectively (amortized cost: 2026 $60,186; 2025 $50,491)	$54,407	$47,321
Debt Securities, at fair value under fair value option	3,203	3,470
Equity securities, at fair value	257	172
Mortgage loans, net of allowance for credit losses of $191 and $133 at September 30, 2026 and December 31, 2025, respectively	10,711	9,887
Mortgage loans, at fair value under fair value option	557	324
Policy loans (including $3,535 and $3,537 at fair value under the fair value option at September 30, 2026 and December 31, 2025, respectively)	4,398	4,426
Freestanding derivative instruments	229	448
Other invested assets	3,508	3,185
Total investments	77,270	69,233
Cash and cash equivalents	4,101	5,704
Accrued investment income	771	634
Deferred acquisition costs	11,700	11,660
Reinsurance recoverable, net of allowance for credit losses of $32 and $30 at September 30, 2026 and December 31, 2025, respectively	17,514	19,518
Reinsurance recoverable on market risk benefits, at fair value	87	118
Market risk benefit assets, at fair value	8,489	7,867
Deferred income taxes, net	532	719
Other assets	576	637
Separate account assets	237,319	236,496
Total assets	$358,359	$352,586

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2026	2025
(in millions, except share and per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$10,119	$10,896
Other contract holder funds	76,249	67,663
Market risk benefit liabilities, at fair value	2,920	3,754
Funds withheld payable under reinsurance treaties (including $3,724 and $3,723 at fair value under the fair value option at September 30, 2026 and December 31, 2025, respectively)	13,066	14,960
Debt	2,769	2,030
Repurchase agreements and securities lending payable	529	1,036
Collateral payable for derivative instruments	—	58
Freestanding derivative instruments	1,231	257
Notes issued by consolidated variable interest entities, at fair value under fair value option	2,466	2,578
Other liabilities	2,687	2,516
Separate account liabilities	237,319	236,496
Total liabilities	349,355	342,244

Equity
Series A non-cumulative preferred stock and additional paid in capital, $1.00 par value per share: 24,000 shares authorized; 22,000 shares issued and outstanding at September 30, 2026 and December 31, 2025; liquidation preference $25,000 per share	533	533
Common stock; 1,000,000,000 shares authorized, $0.01 par value per share and 66,448,342 and 66,825,632 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	1	1
Additional paid-in capital	6,404	6,063
Treasury stock, at cost; 28,039,973 and 27,662,683 shares at September 30, 2026 and December 31, 2025, respectively	(2,128)	(1,645)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(340) and $(377) at September 30, 2026 and December 31, 2025, respectively	(4,664)	(2,470)
Retained earnings	8,335	7,471
Total shareholders' equity	8,481	9,953
Noncontrolling interests	523	389
Total equity	9,004	10,342
Total liabilities and equity	358,359	352,586

Condensed Consolidated Income Statements

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2026	2025	2026	2025
Revenues
Fee income	$2,031	$2,025	$5,997	$5,953
Premiums	33	31	99	111
Net investment income:
Net investment income excluding funds withheld assets	715	653	1,983	1,672
Net investment income on funds withheld assets	171	203	571	657
Total net investment income	886	856	2,554	2,329
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(1,587)	(1,132)	(3,791)	(2,649)
Net gains (losses) on funds withheld reinsurance treaties	166	(379)	(290)	(1,094)
Total net gains (losses) on derivatives and investments	(1,421)	(1,511)	(4,081)	(3,743)
Other income	13	15	43	45
Total revenues	1,542	1,416	4,612	4,695

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	216	230	695	730
(Gain) loss from updating future policy benefits cash flow assumptions, net	23	13	61	37
Market risk benefits (gains) losses, net	(1,071)	(226)	(1,454)	(183)
Interest credited on other contract holder funds, net of deferrals and amortization	341	313	976	896
Interest expense	37	25	89	75
Operating costs and other expenses, net of deferrals	712	714	2,134	2,072
Amortization of deferred acquisition costs	284	275	846	824
Total benefits and expenses	542	1,344	3,347	4,451
Pretax income (loss)	1,000	72	1,265	244
Income tax expense (benefit)	130	(19)	155	(14)
Net income (loss)	870	91	1,110	258
Less: Net income (loss) attributable to noncontrolling interests	12	15	21	27
Net income (loss) attributable to Jackson Financial Inc.	858	76	1,089	231
Less: Dividends on preferred stock	11	11	33	33
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$847	$65	$1,056	$198

Earnings per share
Basic	$12.40	$0.93	$15.22	$2.76
Diluted	$12.37	$0.92	$15.17	$2.75